UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2025

Rani Therapeutics Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40672	86-3114789
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2051 Ringwood Avenue
San Jose, California	95131
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (408) 457-3700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RANI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Letter Agreement

On May 20, 2025, Rani Therapeutics Holdings, Inc. (the “Company”) entered into a letter agreement (the “Letter Agreement”) with an existing institutional investor (the “Investor”) pursuant to which:

•

the Company agreed to issue a new Series D common stock warrant (the “Series D Warrant”), to purchase up to an aggregate of 13,160,172 shares of the Company’s Class A Common Stock $0.0001 par value per share (the “Common Stock”), with an exercise price of $0.65 per share to the Investor;

•

the Company agreed to reduce the exercise price per share of an outstanding Series B common stock warrant (the “Series B Warrant”), exercisable for 3,246,753 shares of Common Stock issued in July 2024 to the Investor, from $3.08 per share to $0.65 per share, and the Investor agreed to exercise in full such warrant; and

•

the Company agreed to reduce the exercise price per share of an outstanding Series C common stock warrant (the “Series C Warrant”), exercisable for 3,333,333 shares of Common Stock issued in October 2024 to the Investor, from $3.00 per share to $0.65 per share, and the Investor agreed to exercise in full such warrant.

In accordance with the rules and regulations of The Nasdaq Stock Market LLC, the Company will seek stockholder approval of the shares of Common Stock issuable upon exercise of the Series D Warrant. The Series D Warrant will expire five years from the date of receipt of such stockholder approval. In addition, the Company has agreed to file a resale registration statement covering the resale of the shares of Common Stock issuable upon exercise of the Series D Warrant with the Securities and Exchange Commission (the “SEC”) within 45 days of the date of the Letter Agreement, and to use its best efforts to have such resale registration statement declared effective by the SEC by the date of receipt of stockholder approval discussed above. The Series D Warrant includes a beneficial ownership limitation that prevents the issuance of shares of Common Stock upon exercise thereunder, if as a result of such issuance the Investor would beneficially own more than 9.99% of the Common Stock.

The gross proceeds to the Company upon the exercise of the Series B Warrant and Series C Warrant by the Investor will be approximately $4.3 million, prior to deducting financial advisory fees and estimated expenses. The closing of the transactions contemplated under the Letter Agreement are expected to occur on May 21, 2025. The Series B Warrant and Series C Warrant, and the shares of Common Stock issuable upon exercise thereunder, were previously registered on the Company’s Registration Statement on Form S-3 (No. 333-266444). The Company intends to use the net proceeds from the transaction to purchase newly issued LLC Interests from Rani LLC. The Company intends to cause Rani LLC to use the net proceeds from this offering for working capital and other general corporate purposes.

Maxim Group LLC (“Maxim”) acted as financial advisor to the Company pursuant to an engagement letter between the Company and Maxim, dated May 19, 2025. As compensation for such services, the Company agreed to pay Maxim an aggregate cash fee equal to 5.25% of the gross proceeds received by the Company upon the exercise of the Series B Warrant and Series C Warrant under the Letter Agreement.

The foregoing descriptions of the Letter Agreement and the Series D Warrant are not complete and are qualified in their entirety by reference to the full text of the Letter Agreement and the form of Series D Warrant, copies of which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 3.02 Unregistered Sale of Equity Securities.

Letter Agreement

The information in Item 1.01 above under the caption Letter Agreement with respect to the issuance of the Series D Warrant and the shares of Common Stock issuable upon exercise thereof is incorporated herein by reference. The Series D Warrant was issued to one accredited investor in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The Series D Warrant and the shares of Common Stock issuable upon the exercise thereof have not been registered under the Securities Act and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Letter Agreement, dated May 20, 2025, by and between Rani Therapeutics Holdings, Inc. and the Investor.

10.2	Form of Series D Common Stock Warrant.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rani Therapeutics Holdings, Inc.

Date: May 20, 2025	By:	/S/ SVAI SANFORD
Svai Sanford Chief Financial Officer